UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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GIGOPTIX, INC.

(Name of Registrant as Specified in Its Charter)

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GIGOPTIX, INC.

2300 Geng Road, Suite 250

Palo Alto, California 94304

NOTICE OF GIGOPTIX ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

TO THE STOCKHOLDERS OF GIGOPTIX, INC.:

The purpose of this letter and the enclosed Information Statement is to inform you that stockholders holding a majority of our outstanding common stock have executed written consents in lieu of a meeting to approve an amendment to our 2008 Equity Incentive Plan to increase by 3,000,000 shares the maximum number of shares of common stock that we may issue under that plan.

Our board of directors approved the increase in the number of shares issuable under our 2008 Equity Incentive Plan on October 22, 2009, and recommended that our stockholders approve such amendment. On December 17, 2009, stockholders holding approximately 50.45% of our outstanding common stock executed written consents approving such amendment. The consents we have received constitute the only stockholder approval required for the amendment under Delaware corporate law and our existing Certificate of Incorporation and Bylaws. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, this amendment will not become effective before January 20, 2010, which is 20 calendar days after the date we first mailed the accompanying Information Statement to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. Because the written consent of holders of a majority of our outstanding common stock to approve the increase in the number of shares issuable under our equity incentive plan satisfies all applicable stockholder voting requirements, we are not asking you for a proxy; please do not send us one. We are furnishing the Information Statement to you solely to inform you of the approval of the increase in the number of shares issuable under our equity incentive plan by holders of a majority of our outstanding common stock. Section 228 of the Delaware General Corporation Law requires that we notify you of this approval because it was obtained by written consent of stockholders in lieu of a meeting. This letter and the Information Statement are intended to provide such notice.

The Information Statement is for information purposes only – Please read it carefully.

December 30, 2009

By Order of the Board of Directors

/s/ DR. AVI KATZ
Dr. Avi Katz
Chairman of the Board of Directors President and Chief Executive Officer

GIGOPTIX, INC.

2300 Geng Road, Suite 250

Palo Alto, California 94304

INFORMATION STATEMENT

December 30, 2009

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being mailed on or about December 30, 2009, to the stockholders of record of GigOptix, Inc. at the close of business on December 17, 2009. This Information Statement is being sent to you for information purposes only. No action is requested or required on your part.

This Information Statement is furnished by the board of directors of GigOptix, Inc. This Information Statement constitutes notice to stockholders of record on December 17, 2009 of action taken without a meeting as required by Section 228 of the Delaware General Corporation Law (“DGCL”). We will not undertake any additional action with respect to the receipt of written consents. The terms “GigOptix,” “the Company,” ‘we,” “us” or “our” refer to GigOptix, Inc., a Delaware corporation, unless the context indicates otherwise.

This Information Statement is being sent to our stockholders to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, or the Exchange Act, and to provide information to all our stockholders in connection with an action by written consent taken on December 17, 2009 by stockholders collectively holding approximately 50.45% of our outstanding common stock as of the record date described below. This action constitutes the approval and consent of stockholders representing a sufficient percentage of the total outstanding shares to approve an amendment to our 2008 Equity Incentive Plan (the “Plan”) to increase by 3,000,000 shares the maximum number of shares of common stock that we may issue under the Plan from 2,758,661 to 5,758,661.

Because the written consent of holders of a majority of our outstanding common stock to approve the increase in the number of shares issuable under the Plan satisfies all applicable stockholder voting requirements, we will not submit this action to the rest of our stockholders for approval.

The amendment to our Plan to increase the number of shares issuable under the Plan, to which we sometimes refer as the “equity incentive plan increase,” was approved by our board of directors on October 22, 2009. Stockholder approval of the Plan increase will become effective on January 20, 2010 (which is 20 calendar days after we first mailed the Information Statement to our stockholders).

We will pay all costs associated with the distribution of this Information Statement including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock.

Voting Securities

The record date for determining the stockholders entitled to receive this Information Statement pertaining to this action by written consent is December 17, 2009. As of this record date, there were 8,884,182 shares of common stock outstanding. Each share of common stock held as of the record date was entitled to one vote per share. We have no other voting securities outstanding. Approval of the equity incentive plan increase was obtained by written consent of the stockholders rather than at a duly called meeting of stockholders.

Dissenters’ Rights of Appraisal

Stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law in connection the amendment to the Plan.

AMENDMENT TO THE 2008 EQUITY INCENTIVE PLAN

On October 22, 2009, our board of directors approved an amendment to the Plan to increase by 3,000,000 shares the maximum number of shares of our common stock that may be issued under the Plan. Our stockholders have previously authorized us to issue under the Plan up to 2,758,661 shares of our common stock (subject to adjustment as described in more detail below). Of this number, as of December 17, 2009, options for the purchase of a total of 2,641,191 shares of common stock had been issued pursuant to equity awards, of which 29,127 shares of common stock had been purchased upon issuance, 215,805 shares have been cancelled and returned to the Plan and 2,396,259 shares remained outstanding. In addition, the Company had other plans under which we have issued equity awards. Under the GigOptix LLC Equity Incentive Plan (the “2007 Plan”), as of December 17, 2009, there were options to purchase a total of 506,106 shares of common stock and 83,925 warrants to purchase common stock outstanding. In addition, on December 1, 2009, 49,675 shares of common stock which had been issued under the 2007 Plan became unrestricted. The 2007 Plan was terminated on December 9, 2008 and no shares of the Company’s common stock remain reserved for issuance under the 2007 Plan other than for satisfying exercises of stock options and warrants granted under the 2007 Plan prior to its termination. Under the Lumera Corporation 2000 Equity Incentive Plan and the Lumera Corporation 2004 Stock Option Plan (collectively, the “Lumera Plan”), options to purchase a total of 207,796 shares of common stock were outstanding as of December 17, 2009 and no additional options may be granted.

On December 17, 2009, stockholders owning greater than a majority of the outstanding shares of common stock approved the equity incentive plan increase by action taken by written consent without a meeting in accordance with Delaware Law. No further vote of our stockholders is required.

Purpose and Effect of the Amendment

The amendment to the Plan increases the maximum number of shares of common stock reserved for issuance under the Plan from 2,758,661 shares to 5,758,661 shares.

On November 9, 2009, the Company acquired ChipX, Incorporated (“ChipX”). As a result of this acquisition, 29 employees of ChipX became eligible for awards under the Plan. As of December 17, 2009, none of these employees held equity awards for either the Company or ChipX. Our board of directors believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of responsibility within our organization. We expect that the Plan will continue to be an important factor in attracting and retaining the high caliber employees (including those with ChipX), directors, consultants and advisors essential to our success and in motivating these individuals to strive to enhance our growth and profitability. As of December 17, 2009, only 362,402 shares remained available for the future grant of equity awards under the Plan, a number that our board of directors believes to be insufficient to meet out anticipated needs. Therefore, our board of directors unanimously adopted an amendment to increase the maximum number of shares of our common stock issuable under the Plan by 3,000,000 shares to a total of 5,758,661 shares to ensure that we will continue to have available a reasonable number of shares for our equity incentive program.

Summary of the Plan

The essential features of the Plan are outlined below. This summary is qualified in its entirety by the specific language of the Plan, a copy of which is attached as Annex E to the Company’s Registration Statement on Form S-4, filed with the SEC on September 8, 2008.

General. The purpose of the Plan is to advance the interests of the Company by providing for the grant to eligible participants of stock-based and other incentive Awards. Under the Plan, we may grant equity-based incentive awards to our employees, directors, consultants and advisors. We may grant incentive stock options (within the meaning of Section 422 of the Internal Revenue Code, as amended (the “Code”)) to employees, and nonstatutory stock options, restricted stock, unrestricted stock, stock units, including restricted stock units, and stock appreciation rights to employees, directors, consultants and advisors. For purposes of this summary, the term “equity award” refers to awards of options, stock appreciation rights, restricted stock, unrestricted stock, stock units and other awards that are convertible into or otherwise based on the Company’s common stock.

Administration

The compensation committee of the Company’s board of directors has the power and authority to administer the Plan. In accordance with the terms of the Plan, the Company’s compensation committee may delegate this power and authority to one or more of its members, and, under certain circumstances, may delegate the power to grant rights or options or to allocate other awards to one or more officers of the Company. The Company’s compensation committee has discretionary authority to interpret the Plan; determine eligibility for and grant awards under the Plan; prescribe forms, rules and procedures with regards to such awards; and otherwise do all things necessary to carry out the purposes of the Plan.

Eligibility

The Plan administrator will select Plan participants from key employees, directors, consultants and advisors of the Company or its affiliates who, in the opinion of the administrator, are in a position to make a significant contribution to the success of the Company and its affiliates. Only employees of the Company or its subsidiaries are eligible to receive incentive stock options.

Awards

Awards under the Plan may be made in the form of:

•

stock options, which entitle the recipient to acquire shares of Company common stock upon payment of a specified exercise price, which may be comprised of either incentive stock options, or ISOs, or non-statutory stock options;

•

stock appreciation rights (“SARs”), which entitle the holder upon exercise to receive cash or Company common stock, as the administrator determines, equal to a function (determined by the administrator) of the amount by which the Company common stock has appreciated in value since the date of the award;

•	restricted stock, representing an award of Company common stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are satisfied;

•	unrestricted Company common stock;

•

stock units, consisting of unfunded and unsecured promises, denominated in shares of Company common stock, to deliver Company common stock or cash to the recipient measured by the value of Company common stock at a point in the future, including restricted stock units, payment on which is subject to satisfaction of specified performance or other vesting conditions;

•	cash awards; and

•	other awards that are convertible into or otherwise based on the Company’s common stock.

Any of the foregoing awards may be made subject to attainment of performance criteria over a period of one or more years.

Amendment and Termination

The Plan administrator may at any time amend the Plan or any outstanding award and may at any time terminate the Plan as to future grants of awards, provided that the Plan administrator may not, without the affected award recipient’s consent, alter the terms of an award so as to adversely affect a participant’s rights under the award, unless the Plan administrator expressly reserved the right to do so at the time of the award. Amendment to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law.

Shares Subject to the Plan

Prior to amending the Plan, the Plan authorized a total of 2,758,661 shares of Company common stock. The Plan provides that the number of shares of Company common stock subject thereto shall increase annually in an amount equal to the lesser of (i) 5% of the number of shares of Company common stock outstanding as of the Company’s immediately preceding fiscal year or (ii) such lesser amount, if any, as the Company’s board of directors may determine. The number of shares of Company common stock delivered in satisfaction of awards shall, for purposes of the immediately preceding sentence, be determined net of shares of Company common stock withheld by the Company, or tendered to the Company, in payment of the exercise price of the award or in satisfaction of tax withholding requirements with respect to the award. Subject to such overall maximum, up to 21,000,000 shares of Company common stock may be issued upon the exercise of ISOs and up to 21,000,000 shares of Company common stock may be issued with respect to stock options that are not ISOs. These limits shall be construed to comply with Section 422 of the Code and regulations thereunder. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange and NASDAQ requirements), Company common stock issued under awards that convert, replace or adjust awards of an acquired company will not reduce the number of shares available for awards under the Plan.

The amendment described in this Information Statement increased the total number of shares of common stock issuable under the Plan to 5,758,661 shares.

Shares issued under the Plan may be authorized but unissued shares or treasury shares. No fractional shares of Company common stock will be delivered under the Plan.

The maximum number of shares of Company common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of Company common stock subject to SARs granted to any person in any calendar year will each be 2,500,000. The maximum number of shares subject to other awards granted to any person in any calendar year will be 1,000,000 shares. The maximum amount payable to any person in any year under cash awards will be $5,000,000. These limits will be construed in a manner consistent with Section 162(m) of the Code.

Terms and Conditions of Awards

All Awards

Generally, the Plan administrator will determine the terms of all awards under the Plan, including the vesting and acceleration of vesting of awards, provisions for the withholding of taxes, and payment of amounts in lieu of cash dividends or other cash distributions with respect to Company common stock subject to awards. Upon the cessation of a participant’s employment with the Company, an award requiring exercise will cease to be exercisable and will terminate and all other unvested awards will be forfeited, except that:

•

All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s cessation of employment will remain exercisable for the lesser of (i) three months or (ii) the period ending on the latest date such stock option or SAR could have been exercised;

•

All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s death will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the participant’s death or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised; and

•

All stock options and SARs held by a participant immediately prior to the cessation of the participant’s employment will immediately terminate upon such cessation if the plan administrator determines that such cessation has resulted for reasons which cast discredit on the participant so as to justify immediate termination of the award.

The exercise price (or base value from which appreciation is to be measured) of each award requiring exercise will be 100% (or in the case of certain ISOs, 110%) of the fair market value of Company common stock subject to such award, as determined on the date of the grant, or such higher amount as the plan administrator may determine. No awards, once granted, may be repriced other than in accordance with applicable stock exchange stockholder approval requirements. Fair market value will be determined by the plan administrator consistent with the applicable requirements of Section 422 and Section 409A of the Code.

Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant. Certain ISO awards will have a minimum term not to exceed five years from the date of grant.

Effect of Certain Transactions

Effect of Covered Transactions

Except as otherwise provided in an award agreement, in the event of a “covered transaction,” as defined in the Plan, the Plan administrator may provide for the assumption of some or all outstanding awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor, in each case on such terms and conditions as the Plan administrator determines. In the event of a covered transaction in which there is no such assumption or substitution, except as otherwise provided in an award agreement, each stock option, SAR and other award requiring exercise will become fully exercisable, and the delivery of shares of Company common stock issuable under each outstanding award of restricted stock will be accelerated and such shares will be issued, prior to the covered transaction on a basis that gives the holder of the award a reasonable opportunity following exercise of the award or issuance of the shares to participate as a stockholder in the covered transaction. In the case of restricted stock, the plan administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Company common stock in connection with the covered transaction be placed in escrow or otherwise made subject to such restrictions as the plan administrator deems appropriate to carry out the intent of the Plan.

The Plan defines “covered transactions” to include any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a covered transaction involves a tender offer that is reasonably expected to be followed by a merger, the covered transaction will be deemed to have occurred upon consummation of the tender offer.

Changes in and Distributions with Respect to Company Common Stock

In the event of a stock dividend, stock split, combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the plan administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan, to the maximum number of shares that may be issued upon the exercise of ISOs, to the maximum number of shares that may be issued with respect to stock options that are not ISOs, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, any exercise prices relating to awards and any other provision of awards affected by such change.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Federal Income Tax Consequences of Incentive Stock Options

An option holder will not realize taxable income upon the grant of an ISO under the Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an ISO. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an ISO and is subject to taxation under the rules applicable to non-qualified stock options, as summarized below.

If an option holder sells the option shares acquired upon exercise of an ISO, the tax consequences of the disposition depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares is qualifying if it is made at least two years after the date the ISO was granted and at least one year after the date the ISO was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long- or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, the Company will not be entitled to a deduction with respect to an ISO. If an option holder engages in a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If an option holder pays the exercise price of an ISO by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment would not apply if the option holder acquired the shares being transferred pursuant to the exercise of an ISO and had not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that had expired with respect to the transferred shares.

Federal Income Tax Consequences of Non-Qualified Stock Options

An option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. The Company will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if the Company complies with applicable reporting requirements and Section 162(m) of the Code.

If an option holder tenders shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares tendered, even if the shares were acquired pursuant to the exercise of an ISO, and the option holder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if the option holder had paid the exercise price in cash.

Federal Income Tax Consequences of Stock Appreciation Rights

The grant of SARs will not result in taxable income to the participant or a deduction to the Company. Upon exercise of an SAR, the participant will recognize ordinary income, and the Company will have a corresponding deduction in an amount equal to the cash or the fair market value of the common stock received by the participant. The Company would be entitled to a deduction equal to the amount of any compensation income taxable to the participant, subject to Section 162(m) of the Code.

Federal Income Tax Consequences of Restricted Stock and Restricted Stock Units

A grantee of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the common stock is subject to restrictions (that is, such restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. The Company generally will be entitled to a deduction for compensation paid equal to the amount treated as compensation income to the grantee in the year the grantee is taxed on the income, subject to Section 162(m) of the Code.

A distribution of common stock in payment of a restricted stock unit award will be taxable as ordinary income when actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the common stock determined as of the date it is received. The Company is entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient, subject to Section 162(m) of the Code.

Federal Income Tax Consequences of Dividend Equivalent Rights

Participants who receive dividend equivalent rights will be required to recognize ordinary income in the amount distributed to the grantee pursuant to the award. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Federal Income Tax Consequences of Performance Shares and Performance Units

A distribution of common stock in payment of a performance share award or a payment of cash in satisfaction of a performance unit award will be taxable as ordinary income when actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the common stock determined as of the date it is received or the amount of the cash payment. The Company is entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient, subject to Section 162(m) of the Code.

Federal Income Tax Consequences of Unrestricted Shares

A holder of unrestricted shares will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of the award, reduced by the amount, if any, paid for such shares. The Company will be entitled to deduct the amount of such compensation, subject to Section 162(m) of the Code.

Upon the holder’s disposition of unrestricted shares, any gain realized in excess of the amount reported as ordinary income will be reportable by the holder as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the holder has held the shares for at least one year. Otherwise, the capital gain or loss will be short-term.

Tax Withholding

Payment of the taxes imposed on awards made under the Plan may be made by withholding from payments otherwise due and owing to the holder.

New Plan Benefits

The benefits to be received by our executive officers, directors and employees as a result of the increase in the number of shares available for issuance under the Plan are not determinable since the compensation committee of the Company’s board of directors has made no decisions regarding awards from such increase. No options or rights have been granted, and no shares of common stock have been issued with respect to the 3,000,000 share increase for which stockholder approval was recently obtained.

Equity Compensation Plan Information

The following table reflects information for our equity compensation plans as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan
Equity compensation plans approved by security holders	4,332,435	$10.87	486,304
Equity compensation plans not approved by security holders	—	$—	—

Total	4,332,435	$10.87	486,304

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table (2008)

The following table sets forth the compensation earned for services performed for us, or our subsidiaries, during the fiscal year ended December 31, 2007 and 2008 by:

•	our Chief Executive Officer; and

•	each of our other two most highly compensated executive officers, employed by us as of the end of the fiscal year ended December 31, 2008,

whom we refer to collectively as our named executive officers.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)		All Other Compensation ($)	Total ($)
Dr. Avi Katz	2008	(3)	301,154	—	9,412	(1)	59,409	(1)	9,986	379,961
Chairman of the Board of Directors, Chief Executive Officer and President	2007	(4)	207,690	—	—		67,936		577	276,203

Peter J. Biere (2)	2008	(3)	263,587	130,000	—		44,190	(1)	1,201	438,978
Former Senior Vice President, Chief Financial Officer and Treasurer	2007	(5)	211,250	30,000	—		237,397		—	478,647

Andrea Betti-Berutto	2008	(3)	198,539	—	5,818	(1)	31,007	(1)	7,885	243,249
Chief Technology Officer	2007	(4)	180,000	—	—		41,992		4,154	226,146

(1)	Represents the dollar amount recognized for financial statement reporting purposes the fiscal year ended December 31, 2008, in accordance with FAS 123R, of awards pursuant to our equity incentive plans and thus may include amounts from awards granted both in and prior to fiscal year 2008. Assumptions used in the calculation of these amounts are included in Note 3, “Stockholders’ Equity (Deficit),” to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on March 31, 2009. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	Mr. Biere’s employment was terminated as of April 7, 2009.
(3)	Compensation earned by each of our named executive officers for the periods set forth below from GigOptix LLC, Lumera Corporation and GigOptix, Inc., as applicable, as follows:

GigOptix LLC (for the period January 1, 2008 through December 8, 2008):

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Dr. Avi Katz	288,462	9,412	29,695	9,446	337,015
Andrea Betti-Berutto	190,077	5,818	15,880	7,537	219,312

Lumera Corporation (for the period January 1, 2008 through December 8, 2008):

Name and Principal Position	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Peter J. Biere	253,379	130,000	43,490	1,201	428,070

GigOptix, Inc. (for the period from December 9, 2008 through December 31, 2008):

Name and Principal Position	Salary ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Dr. Avi Katz	12,692	29,714	540	42,946
Peter J. Biere	10,208	700	—	10,908
Andrea Betti-Berutto	8,462	15,127	348	23,937

(4)	Represents compensation earned as an executive officer of GigOptix LLC.
(5)	Represents compensation earned as an executive officer of Lumera Corporation

Narrative Disclosure to Summary Compensation Table

On December 9, 2008, Lumera Corporation and GigOptix LLC completed their combination by merger, which resulted in the two companies becoming wholly owned subsidiaries of GigOptix, Inc. Immediately before the completion of the merger, the common stock of Lumera was registered under Section 12(b) of the Exchange Act. Upon the closing of the merger, the common stock of GigOptix, Inc. was deemed registered under Section 12(g) of the Exchange Act by operation of paragraph (a) of Rule 12g-3 under the Exchange Act.

For 2008, the Summary Compensation Table sets forth the aggregate compensation earned by each of our named executive officers in 2008 from each of GigOptix LLC or Lumera Corporation, as applicable, prior to the completion of the merger, and by GigOptix, Inc. following the completion of the merger.

Footnote 3 to the Summary Compensation Table discloses the specific compensation earned by the named executive officers attributable to their service to each respective entity in 2008. All compensation earned after the closing of the merger is attributable to the combined company, GigOptix, Inc.

The components of executive compensation consist of salary, annual cash bonuses and equity grants. Annual cash bonuses are awarded in the discretion of the compensation committee of the board of directors after a review and evaluation of each executive officer’s performance during the year. Equity grants generally consist of stock options, warrants and shares of restricted stock and are intended to serve as long-term compensation. The compensation committee may also authorize special compensation awards in the form of cash or equity grants to recognize extraordinary efforts or results.

Since December 9, 2008 and the merger of Lumera Corporation and GigOptix, LLC with our subsidiary, equity awards are generally granted pursuant to the GigOptix, Inc. 2008 Equity Incentive Plan. Equity grants to our executive officers generally vest as to 25% of the underlying award on the one year anniversary of the grant date and monthly thereafter for a period of three years. In the case of stock options and warrants, the exercise price is set at 100% of the fair market value of the underlying common stock on the date of grant.

We have entered into a standard employment agreement with each of our executive officers, which governs the standard terms of employment as well as provides for certain payments upon termination of employment. We have entered into an employment agreement with Dr. Avi Katz, our chief executive officer, for the same purpose but with different terms. Both Dr. Katz’s employment agreement and the standard employment agreement are discussed in more detail below under the caption “Additional Narrative Disclosure.”

Outstanding Equity Awards at Fiscal Year-End Table (2008)

The following table sets forth information regarding unexercised options and unvested stock awards for each of our named executive officers outstanding as of December 31, 2008.

	Options Awards(1)				Stock Awards(1)
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Dr. Avi Katz (2)	0	581,338	1.10	12/17/2018
Chairman of the Board of Directors, Chief Executive Officer and President	37,048	0	6.08	7/16/2013
	83,073	54,427	0.73	8/1/2017
	27,500	0	0.73	8/1/2017
	6,875	0	0.73	8/1/2017
	10,313	0	0.73	8/1/2017
					14,118	14,118

Peter J. Biere (3)	0	108,508	1.10	12/17/2018
Former Senior Vice President, Chief Financial Officer and Treasurer	8,621	0	46.40	8/18/2014
	755	0	46.40	8/18/2014
	0	2,344	40.96	3/23/2015
	7,031	0	40.96	3/23/2015
	4,688	2,213	30.56	4/13/2016
	0	2,475	30.56	4/13/2016
	2,344	3,859	34.24	3/1/2017
	0	3,172	34.24	3/1/2017
	0	3,119	18.16	3/4/2018
	0	5,006	18.16	3/4/2018

Andrea Betti-Berutto (4)	0	238,913	1.10	12/17/2018
Chief Technology Officer	22,900	0	6.08	7/16/2013
	41,204	26,996	0.73	8/01/2017
	44,413	0	0.73	8/01/2017
					8,727	8,727

(1)	Equity awards outstanding as of December 9, 2008, the date of the closing of the merger between Lumera Corporation and GigOptix LLC, were converted in accordance with the merger agreement. All amounts disclosed in this table represent shares of our common stock on an as-converted basis.
(2)	Outstanding equity awards to Dr. Katz vest on the following schedule:

Grant Date	Vesting Schedule for Dr. Katz
12/16/2008	Grant of 581,338 stock options vests as to 25% of the underlying award on the one year anniversary of the grant date and as to 1/36 of the underlying award every month thereafter for three years.

11/6/2008	Warrant to purchase 37,048 shares was fully vested as of the grant date.

8/1/2007	The grant of 137,500 stock options vested as to 25% of the underlying award on the first anniversary of the grant date and as to 1/36 of the underlying award every month thereafter for three years, and then 50% of the unvested options were fully vested upon the closing of the GigOptix LLC merger with Lumera Corporation and the other 50% will be vested on 12/31/2009. The grant of 10,313 stock options, which was to vest upon the schedule closing of a financing event, fully vested upon the closing of the GigOptix LLC merger with Lumera Corporation. The grants of 27,500 stock options and 6,875 stock options were fully vested on the grant date.

Grant Date	Vesting Schedule for Dr. Katz
11/6/2008	As of December 31, 2008, the grant of 14,118 shares of restricted stock vested 100% on 12/31/2009. On August 13, 2009 the board of directors approved an amendment to the restricted stock grant to accelerate the vesting schedule of the restricted stock so that the restricted stock now vests 100% on 12/1/2009. On December 1, 2009, Dr. Katz sold 14,117 of such shares.

(3)	Outstanding equity awards of Mr. Biere were scheduled to vest on the following schedule; however, Mr. Biere’ s employment terminated as of April 7, 2009, at which time his options ceased to vest. According to the terms of our agreement with him, 25% of his unvested options as of that date were immediately vested and became exercisable.

Grant Date	Vesting Schedule for Mr. Biere
08/17/2004	The grant of 8,621 stock options vests over a period of 4 years at the rate of 25% at each anniversary date.

08/17/2004	The grant of 6,036 stock options vests over a period of 4 years at the rate of 25% at each anniversary date.

03/23/2005	The grants of 18,750 stock options vests over a period of 4 years at the rate of 25% at each anniversary date.

03/23/2005	The grant of 7,031 stock options vests over a period of 4 years at the rate of 25% at each anniversary date.

04/13/2006	The grant of 6,900 stock options vests over a period of 4 years at the rate of 25% at each anniversary date.

04/13/2006	The grant of 2,474 stock options vests over a period of 4 years at the rate of 25% at each anniversary date.

03/01/2007	The grant of 6,202 stock options vests over a period of 4 years at the rate of 25% at each anniversary date.

03/01/2007	The grant of 3,172 stock option vests over a period of 4 years at the rate of 25% at each anniversary date.

03/04/2008	The grant of 3,118 stock options vests over a period of 4 years at the rate of 25% at each anniversary date.

03/04/2008	The grant of 5,006 stock options vests over a period of 4 year at the rate of 25% at each anniversary date.

(4)	Outstanding equity awards of Mr. Betti-Berutto vest on the following schedule:

Grant Date	Vesting Schedule for Mr. Betti-Berutto
12/16/2008	The grant of 238,913 stock options vests as to 25% of the underlying award on the one year anniversary of the grant date and as to 1/36 of the underlying award every month thereafter for three years.

11/6/2008	Warrant to purchase 22,900 shares was fully vested as of the grant date.

8/1/2007	The grant of 68,200 stock options vested as to 25% of the underlying award on the first anniversary of the grant date and as to 1/36 of the underlying award every month thereafter for three years, and then 50% of the unvested option were fully vested upon the closing of the GigOptix LLC merger with Lumera Corporation and the other 50% will be fully vested on 12/31/2009. The grant of 44,413 stock options was fully vested on the grant date.

11/6/2008	As of December 31, 2008, the grant of 8,727 shares of restricted stock vested 100% on 12/31/2009. On August 13, 2009 the board of directors approved an amendment to the restricted stock grant to accelerate the vesting schedule of the restricted stock so that the restricted stock now vests 100% on 12/1/2009. On December 7, 2009, Mr. Betti-Berutto sold all of such shares.

Additional Narrative Disclosure

We do not have deferred compensation plans, pension plans or other similar arrangements or plans for our executive officers, except a tax-qualified 401(k) Plan, which is available generally to all of our employees.

We have entered into an employment agreement with Dr. Katz, our Chief Executive Officer. The term of the agreement is three years, and it establishes his annual salary, bonuses and eligibility for health benefits, among other provisions. The agreement also provides for severance payments under certain circumstances. In the event that he terminates his employment by reason of death or disability, Dr. Katz (or his estate) is entitled to his annual bonus (pro rata based on amount of time employed), six months of continued salary and continued health benefits (or the cash value in the case of death). If Dr. Katz is terminated without cause (as defined in the agreement) or terminates his employment for good reason (as defined in the agreement), he is entitled to his annual bonus (pro rata based on amount of time employed), six months of continued salary, a lump sum equal to 18 months of his salary, vesting of 75% of his outstanding unvested equity awards and continued health benefits. In the event of termination in connection with a change in control (as defined in the agreement), Dr. Katz is entitled to his annual bonus (pro rata based on amount of time employed), three years of his annual salary and bonus, vesting of all of his outstanding unvested equity awards and continued health benefits.

We have entered into a standard employment agreement with all of our other executive officers. The standard employment agreement sets forth certain provisions regarding annual salary, bonuses and eligibility for health benefits among other provisions. According to the terms of the agreement, if the executive officer’s employment terminates because of death or disability, he (or his estate) is entitled to his annual bonus (pro rata based on amount of time employed), six months of continued salary and continued health benefits (or the cash value in the case of death). In the event of termination by us for reasons other than cause (as defined in the agreement) or termination by the executive officer for good reason (as defined in the agreement), the executive officer is entitled to his annual bonus (pro rata based on amount of time employed), six months of continued salary, vesting of 25% of the executive officer’s outstanding unvested equity awards and continued health benefits. The standard employment agreement has no special provisions for terminations in connection with a change in control.

The GigOptix, Inc. 2008 Equity Incentive Plan contains certain provisions for change in control transactions. In the event of a Covered Transaction (as defined in the plan), the outstanding awards must either be assumed or substituted by the successor company or will be fully accelerated prior to the closing of the Covered Transaction.

Director Compensation Table (2008)

The following table sets forth the compensation earned for services performed for us as a director by each member of our board of directors, other than any directors who are also our named executive officers, during the fiscal year ended December 31, 2008. Footnote 2 to this Director Compensation Table discloses the specific compensation earned by directors attributable to their service to each respective entity in 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Stephen C. Johnson (2)(3)	—	3,414	3,414
C. James Judson (2)	18,000	—	18,000
Douglas L. Swenson (2)(4)	—	—	—
Kimberly D.C. Trapp (2)	13,500	2,410	15,910
Dr. Joseph J. Vallner (2)	13,500	—	13,500
Neil J. Miotto (2)	—	—	—

(1)

Represents the dollar amount recognized for financial statement reporting purposes the fiscal year ended December 31, 2008, in accordance with FAS 123R, of awards pursuant to our equity incentive plans and thus may include amounts from awards granted both in and prior to fiscal year 2008. Assumptions used in the calculation of these amounts are included in Note 13, “Stockholders’ Equity (Deficit),” to our audited financial statements for the fiscal year ended December 31, 2008, included in our annual report on Form 10-K filed with the SEC on March 31, 2009. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

As of December 31, 2008, each director held option awards as follows:

Name	Aggregate Number of Shares Underlying Stock Options (#)
Stephen C. Johnson	51,688
C. James Judson	63,125
Douglas L. Swenson	—
Kimberly D.C. Trapp	55,251
Dr. Joseph J. Vallner	54,687
Neil J. Miotto	45,000

(2)	Compensation earned by each of our directors for the periods set forth below from GigOptix LLC, Lumera Corporation and GigOptix, Inc., as applicable, as follows:

GigOptix LLC (for the period January 1, 2008 through December 8, 2008):

Name	Option Awards ($)	Total ($)
Stephen C. Johnson	2,038	2,038
Kimberly D.C. Trapp	1,443	1,443

Lumera Corporation (for the period January 1, 2008 through December 8, 2008):

Name	Fees Earned or Paid in Cash ($)	Total ($)
C. James Judson	18,000	18,000
Kimberly D.C. Trapp	13,500	13,500
Dr. Joseph J. Vallner	13,500	13,500

GigOptix, Inc. (for the period from December 9, 2008 through December 31, 2008):

Name	Option Awards ($)	Total ($)
Stephen C. Johnson	1,376	1,376
C. James Judson	—	—
Douglas L. Swenson	—	—
Kimberly D.C. Trapp	967	967
Dr. Joseph J. Vallner	—	—
Neil J. Miotto	—	—

(3)	Stephen C. Johnson resigned as a member of our board of directors effective March 19, 2009.
(4)	Douglas L. Swenson resigned as a member of our board of directors effective August 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of November 30, 2009:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock on November 30, 2009;

•	each of our named executive officers as of December 31, 2008 and current directors; and

•	all our current executive officers and directors, as a group.

	Beneficial Ownership of Our Common Stock as of November 30, 2009 Common Stock(1)
	Shares	Percent of Class
5% Stockholders
DBSI, Inc. (2)	2,375,636	26.79
1550 S. Tech Lane Meridian, Idaho 83642

National Instruments Corporation	1,066,270	12.02
11500 North MoPac Expressway Austin, Texas 78759

Elron Electronic Industries Ltd. (3)	774,026	8.73
Triangular Tower, 44th Floor 3 Azrieli Center Tel Aviv 67023, Israel

VantagePoint Venture Associates IV, L.L.C. (4)	699,828	7.89
1001 Bayhill Drive, Suite 300 San Bruno, California 94066

Arjesan I Limited Partnership (5)	578,986	6.53
33 Hansen Avenue Kanata, Ontario K2K 2C8 Canada

Directors
C. James Judson (6)	43,125	*
Kimberly D.C. Trapp (6)	35,251	*
Dr. Joseph J. Vallner (6)	34,627	*
Neil J. Miotto (6)	29,125	*

Named Executive Officers
Dr. Avi Katz (6)	390,798	4.41%
Peter J. Biere (7)	0	*
Andrea Betti-Berutto (6)	208,944	2.36%
All current directors and named executive officers as a group (8 persons)	826,484	9.32%

*	Represents less than 1% of our outstanding common stock.
(1)	Unless otherwise indicated, each person’s address is c/o GigOptix, Inc., 2300 Geng Road, Suite 250, Palo Alto, California 94303. If a stockholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of September 30, 2009, we treat the common stock underlying those securities as owned by that stockholder and as outstanding shares when we calculate that stockholder’s percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(2)	According to a Schedule 13D filed with the SEC on December 23, 2008, there are 742,550 shares held directly by iTerra Communications LLC (“iTerra”) and 972,613 shares held directly and 660,473 shares subject to a warrant held by Stellar Technologies LLC (“Stellar”), all of which may be deemed to be beneficially owned by Douglas Swenson, DBSI, Inc. (“DBSI”) and DBSI Investments Limited Partnership (“DBSI Investments”). Stellar is the managing member of iTerra and is principally owned by DBSI Investments. DBSI is the assignee of the principal partner’s interest in DBSI Investments. Mr. Swenson is the general partner of DBSI Investments. Mr. Swenson, DBSI Investments and DBSI, Inc. share voting and dispositive power over 2,375,636 shares. iTerra and Stellar share voting and dispositive power over all of the shares that each entity directly owns. The securities owned by iTerra are pledged as security in connection with a loan to a related DBSI entity.
(3)	According to a Schedule 13D filed with the SEC on November 19, 2009, by reason of Discount Investment Corporation Ltd. (“DIC”)’s 49% ownership (directly and through wholly owned subsidiaries) of the outstanding shares of Elron Electronic Industries Ltd. (“Elron”), DIC may be deemed a beneficial owner of, and may exercise voting or dispositive power with respect to, the shares held by Elron. DIC is controlled by IDB Development Corporation Ltd (“IDB Development”), a wholly owned subsidiary of IDB Holding Corporation Ltd. (“IDB Holding”). Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat (the “Reporting Persons”), through private companies controlled by them, are shareholders of IDB Holding and through their privately owned companies have entered into a Shareholders Agreement for the purpose of maintaining and exercising control of IDB Holding as one single group of shareholders. IDB Development, IDB Holding, and each of the Reporting Persons may be deemed beneficial owners of, and may exercise voting or dispositive power with respect to, the shares held by Elron. Each Reporting Person disclaims beneficial ownership of all of the shares held by Elron.
(4)	The information as to VantagePoint Venture Associates, IV L.L.C. is derived from a Schedule 13G filed with the SEC on November 19, 2009. VantagePoint Venture IV, L.L.C., is the general partner for VantagePoint Venture Partners IV (Q), L.P., which beneficial owns 634,046 shares, VantagePoint Venture Partners IV, L.P. which beneficial owns 63,474 shares, and VantagePoint Venture Partners Principals Fund, L.P., which owns 2,308 shares. Messrs, James Marver and Alan Salzman are the managing members of VantagePoint Venture Associates IV, L.L.C. VantagePoint Venture Associates IV, L.L.C., Mr. Marver and Mr. Salzman each disclaim beneficial ownership of such shares.
(5)	Includes 361,866 shares and a warrant to purchase 217,120 shares. According to the Schedule 13D filed with the SEC on December 19, 2008, Arjesan I Limited Partnership, Lionica Corporation and Leo Lax share voting and dispositive power over 578,986 shares. Mr. Lax is the President of Lionica Corporation, which is the general partner of Arjesan I Limited Partnership.
(6)	Includes options to purchase shares of common stock exercisable within 60 days of November 30, 2009 as follows: 43,125 for Mr. Judson; 35,125 for Ms. Trapp; 34,627 for Dr. Vallner; 29,125 for Mr. Miotto; 339,632 for Dr. Katz; 177,317 for Mr. Betti-Berutto; 7,041 for Ms. Dawn Casterson and 62,956 for Ms. Julie Tipton. Also includes warrants to purchase shares of common stock exercisable within 60 days of Novembers 30, 2009 as follows: 22,900 for Mr. Betti-Berutto; 6,151 for Ms. Tipton and 37,048 for Dr. Katz.
(7)	Mr. Biere’s employment was terminated as of April 7, 2009.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee for election as a director, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the amendment to our 2008 Equity Incentive Plan which is not shared by all other stockholders.

Management has not received any notice of opposition to the amendment to our 2008 Equity Incentive Plan.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one copy of this Information Statement is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one o more of the security holders. We will promptly deliver upon written or oral request a separate copy of this Information Statement to a security holder at a shared address to which a single copy of the Information Statement was delivered. If your household received a single copy of this Information Statement and you wish to receive multiple copies in the future, or if you would like to receive additional copies of this Information Statement, please contact our Corporate Secretary at 2300 Geng Road Suite 250, Palo Alto, CA 94301, or by telephone at (650) 424-1937.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room

100 F Street, NE

Washington, DC 20549

You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also obtain copies of this information by mail at prescribed rates from the Public Reference Section of the SEC, 100 F Street NE, Washington, DC 20549.

The SEC also maintains a website that contains reports, proxy statements and other information regarding companies who file information electronically with the SEC, including GigOptix. The address of the SEC website is http://www.sec.gov.

December 30, 2009	BY ORDER OF THE BOARD OF DIRECTORS

/s/ DR. AVI KATZ
Dr. Avi Katz
Chairman of the Board of Directors
Chief Executive Officer and President